                                                                   EXHIBIT 99(c)

                        KEYCORP STUDENT LOAN TRUST 1999-A

                              OFFICER'S CERTIFICATE

Deutsche Bank Trust Company Americas          Key Bank USA, National Association
fka, Bankers Trust Company                    800 Superior Avenue, 4th Floor
60 Wall Street, 26th floor - MS NYC60-2606    Cleveland, Ohio 44114
New York, NY 10017                            ATTN: President, KER
Attn: Corporate Trust & Agency Group          Phone: (216) 828-4293
Structured Finance                            Fax:   (216) 828-9301
Phone: (212) 250-8522
Fax:   (212) 797-8606

Pursuant to Section 3.09 of the Indenture between KeyCorp Student Loan Trust 1999-A, as Issuer, and Bankers Trust Company, as Indenture Trustee, dated January 1, 1999, the undersigned hereby certifies that (i) a review of the activities of the Issuer from January 1, 2003, through December 31, 2003, and of its performance under the Indenture has been made, and (ii) to the best of my knowledge, based on such review, the Issuer has fulfilled all its obligations under the Indenture throughout such period.

                                      KEYCORP STUDENT LOAN TRUST 1999-A,
                                      as Issuer
                                      by: JPMorgan Chase Bank, as successor in
                                          interest to Bank One, National
                                          Association, successor in its interest
                                          to The First National Bank of Chicago,
                                          not in its individual capacity but
                                          solely as Eligible Lender Trustee

                                      By: /S/ JEFFREY L. KINNEY
                                         ---------------------------------------
Date:  February 6, 2004               Name: Jeffrey L. Kinney
                                      Title: Attorney-in-Fact